                                                                  EXHIBIT 10.27


                               AMENDMENT TO LEASE

     This Amendment to Lease ("Amendment") is entered into effective April 14, 1998, by and between KILROY REALTY, L.P., a Delaware limited partnership ("LANDLORD"), and INTUIT INC., a Delaware corporation ("TENANT"), with reference to that certain Lease dated as of June 9, 1995, by and between Landlord (as successor to UTC Greenwich Partners, L.P., a California limited partnership) and Tenant ("LEASE"). Certain defined terms used in this Amendment not defined herein shall have the same meaning as ascribed to those terms in the Lease.

                                    RECITALS

     A. Section 4.5 of the Lease contemplates that Landlord will construct an additional office building or buildings on the Land, refers to such additional building or buildings as "Additional Improvements," and describes the terms and conditions under which Tenant may elect to lease some or all of any such Additional Improvements.

     B. Landlord has decided to construct on the Land a three (3)-story concrete tilt-up office building totaling 71,000 square feet of Gross Area and tenant has elected to lease the entirety of such building (the "Additional Premises") on the terms and conditions described in this Amendment.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree to amend the Lease as follows:

                                   AGREEMENT

     1. Design and Construction of Additional Premises. Landlord shall construct the Additional Premises, including the Building and associated Improvements and the Tenant Improvements, (i) in conformance with the site plan, elevations and outline specifications for the Building site and shell attached hereto as Exhibit "A," and (ii) consistent with the terms of the Lease to the extent logically applicable to the Additional Premises. The improvement plans for the Tenant Improvements shall be prepared by Tenant and Tenant's architect and constructed by Landlord. Upon Substantial Completion of the Additional Improvements, the Additional Premises shall be measured to determine the exact square footage of Gross Area they contain. There shall be no change regarding any matter contained in this Amendment which is calculated based on the square footage of Gross Area contained in the Additional Premises (e.g. Annual Rent, allowances) unless the final measurement reveals that the final square footage of the Gross Area of the Additional Premises is less than 70,290 (1% discrepancy), in which case such items shall be adjusted based on the actual square footage of Gross Area.

     2. Term Commencement Date. The Term Commencement Date for the Additional Premises (the "New Term Commencement Date") shall be upon Substantial Completion of the Additional Premises. It is anticipated that the New Term Commencement Date for the Additional Premises will be April 1, 1999. Landlord shall use reasonable diligence to complete all construction prior to April 1, 1999.

          2.1 Delay. If the New Term Commencement Date has not occurred by July 1, 1999 (subject to Sections 27 and 3.2.5 of the Lease), Tenant can terminate this Amendment under the terms of Section 3.2.2 of the Lease. Further, if the New Term Commencement Date has not occurred by July 1, 1999 (plus up to 30 days for Force Majeure Delay), and Tenant has not otherwise terminated this Amendment, Landlord shall pay a daily penalty to Tenant in accordance with Section 3.2.3 of the Lease as liquidated damages.

          2.2 Occupancy of Additional Premises. Tenant shall be entitled to the 30-day notice provided under Section 5.2.1 of the Lease, as well as the rights granted to Tenant under Sections 5.2.3 and 5.3, in each case with respect to the Additional Premises. To the extent logically applicable, effective as of the New Term Commencement Date, all provisions of the Lease shall apply to the Additional Premises as well as the existing Demised Premises.

                                                                  April 14, 1998

     3. Extension of Term. Upon the New Term Commencement Date, the Term of the entire Lease, including the existing Demised Premises and the Additional Premises (together the "Combined Demised Premises") shall continue until eight
(8) years from the New Term Commencement Date.

     4. Option to Extend. Tenant shall continue to be entitled to the Extension Options granted in Section 4.3 of the Lease, with the Option Term Annual Rent an amount equal to the greater of (i) ninety-five percent (95%) of the then Fair Market Value of the Combined Demised Premises, as stated on an annual basis and determined pursuant to Section 4.3.3 of the Lease, and (ii) the Annual Rent for the Combined Demised Premises which was in effect immediately prior to the commencement of the Option Term in question, times 1.075.

     5. Tenant Improvements Allowances. Landlord shall provide a base allowance to be applied toward the portion of the Total Project Costs which are incurred in connection with the construction of the Tenant Improvements (including design, engineering, permits and fees) in the amount of One Million Five Hundred Sixty Two Thousand Dollars ($1,562,000) ($22.00 per square foot of Gross Area) (the "Base Allowance"). Landlord shall also provide an additional allowance to be applied, at Tenant's request, toward the portion of the Total Project Costs which are incurred in connection with the construction of the Tenant Improvements not funded by the Base Allowance in the amount of One Million Two Hundred Seventy Eight Thousand Dollars ($1,278,000) ($18.00 per square foot of Gross Area) (the "Excess Allowance"). Tenant will not require any additional refurbishment allowances during the Initial Term, as modified hereby, and any improvements made to the Demised Premises shall be solely at Tenant's expense and subject to the provisions of Section 15 of the Lease.

     6.   Annual Rent.

          6.1 Demised Premises. The Annual Rent for the Demised Premises shall not increase until the New Term Commencement Date, at which time it shall increase to One Million Nine Hundred Eighty Two Thousand Six Hundred Forty-Five Dollars ($1,982,645) (based on the product of $1.17 per square foot per month and the 141,214 square feet of Gross Area in the Demised Premises).

          6.2 Combined Demised Premises. The Annual Rent for the Combined Demised Premises, as of the New Term Commencement Date, shall equal the sum of
(i) the Annual Rent for the Demised Premises pursuant to Section 6.1, above, plus, (ii) Nine Hundred Fifty Four Thousand Two Hundred Forty Dollars ($954,240) (based on the product of $1.12 per square foot per month and 71,000 square feet of Gross Area in the Additional Premises), a total of Two Million Nine Hundred Thirty Six Thousand Eight Hundred Eighty Five Dollars ($2,936,885) (the "Combined Annual Rent"). From and after the New Term Commencement Date, the term "Annual Rent" wherever it appears in the Lease shall be read as "Combined Annual Rent."

          6.3 Annual Rent Escalations. The Combined Annual Rent shall be increased on the thirty-first (31st), sixty-first (61st) and ninety-first
(91st) monthly anniversary of the New Term Commencement Date to an amount equal to the product of (i) the Combined Annual Rent then payable, and (ii) 1.075.

          6.4 Amortization of Excess Allowance. Tenant shall also pay to Landlord, as Additional Rent, on a monthly basis, an amount sufficient to fully amortize and repay the Excess Allowance in ninety-six (96) equal monthly payments over the Initial Term at an interest rate of nine percent (9%) per annum. If Tenant uses the entire Excess Allowance, such Additional Rent amount shall be an annual amount of Two Hundred Twenty Four Thousand Six Hundred Seventy Six Dollars ($224,676).

     7. Contingency. Landlord's obligations under this Amendment are contingent upon the purchase by Landlord of the SDG&E Land, which is anticipated to be completed by June 30, 1998, and the substantial conformance review approval by the City of San Diego of the construction of the Additional Improvements, which is anticipated to be obtained by April 30, 1998.



                                      -2-                      April 14, 1998

     8. Commissions. Tenant and Landlord represent and warrant that there are no commissions, fees and sums which are now or in the future may be due and payable with regard to leasing, acquisition or other such matters related to the Demised Premises or the Additional Demised Premises, other than those owed to Colliers Illif Thorn and The Staubach Company, pursuant to separate written agreements, for which Landlord shall be solely responsible. Landlord and Tenant agree to indemnify and hold each other harmless from any and all liability for the payment of commissions, fees and other sums other than those specifically enumerated above.

     9. Ratification of Lease; No Other Modifications. Except as expressly amended and modified by this Amendment, Landlord and Tenant hereby ratify and affirm the terms and provisions of the Lease in its entirety. Except as otherwise amended by this Amendment, all other provisions of the Lease are unmodified hereby.

     10. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

     IN WITNESS WHEREOF, each of the parties hereto have caused this Amendment to Lease to be duly executed as of the day and year first above written.

LANDLORD:                                    TENANT:

KILROY REALTY, L.P.                          INTUIT INC.,
a Delaware limited partnership               a Delaware corporation

By: Kilroy Realty Corporation,               By: /s/ GREG SANTORA
    a Maryland corporation                   Name: Greg Santora
    Its General Partner                      Its: Chief Financial Officer &
                                                  Vice President of Finance &
                                                  Corporate Services

By: [SIG]
    -------------------------
Name:
    -------------------------
Its:
    -------------------------

                                                                     EXHIBIT A

                                    [DIAGRAM]
                           [ ] WEST ELEVATION (ENTRY)




                                    [DIAGRAM]
                           [ ] EAST ELEVATION (FREEWAY)


                                    [DIAGRAM]
                              [ ] NORTH ELEVATION



                                    [DIAGRAM]
                              [ ] SOUTH ELEVATION

                                     [MAP]

                                 SITE PLAN "A"
                                INTUIT PHASE II

                             OUTLINE SPECIFICATIONS

                                INTUIT EXPANSION
                                       AT
                              6220 GREENWICH DRIVE
                             SAN DIEGO, CALIFORNIA

                           SHELL BUILDING & SITEWORK














                                 MARCH 27, 1997

                           KILROY REALTY CORPORATION
                        4365 Executive Drive, Suite 850
                          San Diego, California 92121

                                  PROJECT DATA

PROJECT:            INTUIT, INC.

LOCATION:           6220 Greenwich Drive
                    San Diego, California

DATE:               March 27, 1997

 1.  Construction Type        V 1 Hour - Tilt Up Concrete with Glass Curtainwall

 2.  Number of Buildings      One (1)

 3.  Number of Stories        Three (3)

 4.  Use                      Office, Data Center

 5.  Use Zone                 M-IP #87-0765

 6.  Square Footage           1st Floor      24,500
     (Approx)                 2nd Floor      23,000
                              3rd Floor      23,500
                              ---------------------
                              Total          71,000

 7.  Estimated Site Area      11.63 acres (506,646 sq. ft.) incl. SDG&E easement

 8.  Estimated Site Coverage  41.8% (Both Phases)

 9.  Parking Provided         Per plans

10.  Trash Dumpsters          Provide (1) trash enclosure for two standard
                              (4' x 7') trash bins.

11.  Mechanical Enclosure     Expand existing enclosure to house total of (2)
                              generators.

12.  Floor-to-Floor Height    15'-0"

13.  Ceiling Height           9'-0" office area
                              8'-0" office area
14.  Panel Height             48' to parapet

15.  Drive Aisle Widths       24' Minimum, 26' Fire Lanes

16.  Fire Sprinkling          Fully Fire Sprinklered to density of .15 over the
                              most remote 1,500 s.f. of office area. Data Center fire suppression by Tenant.

17. Skylights            Provide total of four (4) 8' x 8' acrylic dome
                         Skylights. Any additional skylights shall be included within the Tenant Improvement Allowance.

18. Electrical           277/480 Volt, 2500 AMP, 3 phase, 4 wire

DESCRIPTION:   The project consists of (1) three-story office building totaling
               71,000 gross square feet. All site improvements, shell building, etc. shall be part of this package.

SCOPE: All building and site improvements shall be complete in every respect as defined by, but not limited to, the content of the schematic drawings and outline specifications.

CODES: The building shall be Type V, 1 hour-rated, B occupancy. All construction shall conform to local and state codes and regulations in effect at the time of construction. All placement of concrete, reinforcing steel in masonry units and/or concrete and all field weld plates and field welding shall be inspected by an independent testing laboratory.

DIVISION 1 GENERAL REQUIREMENTS

               All work shall be in conformance with all applicable codes and regulations. Contractor shall be responsible for coordination of all work to be performed and for conformance to the contract documents.

DIVISION 2 SITEWORK

Demolition     Demo and remove existing paving and landscape improvements as required for the new development.

Earthwork      Provide all grading and reshaping of existing site as required to achieve conformance with new finish grade elevations.

Site Utilities Provide all sewer, gas, water, storm drain, electrical, telephone and cable television services as required stubbed inside building.

Irrigation     All landscaped areas to be fully irrigated and operated by a central automatic controller. Provide planter drainage to comply per minimum City of San Diego design guideline standards.

Landscaping    Provide plant material and soil amendments per City of San Diego guideline standards and in accordance with the landscape site plan and enhanced landscape plan (revised 1/28/98) approved by the University Community Planning Group.

Enhanced       Provide 5,000 sf integral color, 7" nominal thickness,
Concrete       un-reinforced, 3,250 psi concrete slab over 8 1/2" Class II base
Paving         at drive aisle between building entrances.

Enhanced            Provide 4,000 sf integral color, 4" nominal thickness
Architectural       enhanced paving over natural grade with combination of
Paving              broom finish and slate tile insets at main building
                    entrance to match existing building. All other walkways to be natural color concrete with broom finish. All enhanced paving to be sealed.

Asphalt Concrete    Asphalt concrete paving over Class II crushed aggregate
Paving              base minimum thickness to be 2 1/2" A.C. over 6" base at
                    parking; 2 1/2" A.C. over 8 1/2" base at drives as specified per soils report. Provide sand seal finish.

Curb & Mow          All curb and gutters shall be constructed in accordance to
Strips              City of San Diego Standards.

Seatwalls           Provide two cast-in-place concrete seatwalls to match
                    existing at main entrance.

Flag Poles          Provide two (2) 40' tall flagpoles complete with flags.

DIVISION 3 CONCRETE

Foundations         Continuous grade beam and pad footings of reinforced
                    concrete below grade for columns and concrete panels in accordance with the soils report.

First Floor         Slab-on-grade minimum 4 1/2" thick 3000 p.s.i. concrete
                    slab on grade, reinforced with #3 bars at 18" o.c., over 2" sand. Include 6 mil visqueen under slab areas.

Second/Third        2" thick lightweight structural concrete over metal decking.
Slab

Walls Natural color, 7 1/2" minimum thickness reinforced concrete tilt-up panels with 3/4" deep recesses and reveals. Thickness as determined by the structural engineer. All exterior surfaces to be painted to match existing building.

Trash Enclosures    6'-0" high tilt-up concrete with finish to match building.
                    Enclosure will provide for a total of 2 trash bins located per plan.

DIVISION 4 MASONRY

Screen Walls        Construct 675' long x 6' high non-load bearing masonry
                    screen wall along south property line. Provide two coat plaster finish on both sides. Color by Architect.

Mechanical          Expand existing 9' high mechanical enclosure to house
Enclosure           additional generator. Construct enclosure with 8x8x16
                    masonry block with plaster finish. Paint to match.

DIVISION 5 METALS

Columns 8" steel columns, (26'x28' bay spacing) base plates and connections as determined by the structural engineer.

Roof Framing        All major roof framing to consist of wide flange steel
                    girders (52' x 56' bay spacing) and open web steel bar joists over 20 gauge metal decking. Provide 1 hour rating.

                    Provide $25,000 allowance for structural roof framing to support (2) 80 ton VAV rooftop units. Additional support framing and headouts for mechanical included in Tenant Improvement Allowance.

Second Floor        Second floor framing to consist of open web steel bar
Framing             joists over 20 gauge metal decking. Provide 1 hour
                    rating. Floor loading provided as follows:

                           80 psf live load
                           20 psf partition loan

                    Additional live loading will be included in Tenant Improvement Allowance.

Exit Stairs         Provide two (2) steel stairs with concrete poured pan
                    treads. Use 1 1/2" dia. Pipe handrails on both sides of stairs.

Lobby Stairs        Provide allowance for one (1) steel poured pan monument
                    stair extending from 1st floor to 2nd floor in main lobby complete with cable handrails (millwork included within Tenant Improvement Allowance).

Miscellaneous       Concrete panels embeds, mechanical screen posts, steel
                    roof access ladder and trash enclosures hardware will be provided under this section of work.

Architectural       Included in Tenant Improvement Allowance.
Railings

Wrought Iron        Provide (1) 20' wide manually rolling and (1) 3' man gate
Fencing             at emergency access drive to Maynard Street.

Pre-formed Metal    Provide 22 gauge galvanized steel siding with ribbed patter
Siding              P-13 by Curoco or equal for enclosure gate covering.

Mechanical
Roof Screen         Utilize main entrance barrel vault as mechanical enclosure to house (2) 80 ton VAV units. Screen to be finished with pre-finished 24 gauge standing seam metal panels with custom Xynar finish.

DIVISION 6 WOOD AND PLASTICS

Rough Carpentry     All wood-framing and bracing shall conform to applicable
                    requirements for lumber grading as specified in West Coast
                    Lumber Inspection Bureau Grading and Dressing Rule No. 16, the Western Wood Products Association, and the American
                    Plywood Association. In addition to complying with applicable codes and regulation, comply with pertinent recommendations contained in 1994 Edition UBC Chapter 25.

Finish Carpentry    All finish carpentry shall conform to the applicable
                    requirements for "Custom Grade" of the Manual of Millwork of the Woodwork Institute of California, the West Coast
                    Lumberman's Association Grading and Dressing Rules No. 16 the Western Wood Products Association, The National
                    Hardwood Lumber Association and The American Plywood
                    Association.

                    All casework and millwork within the facility is included in Tenant improvement Allowance.

DIVISION 7 MOISTURE AND THERMAL PROTECTION

Membrane            Roof shall have a four-ply fiberglass built-up roofing
Roofing             system with capsheet (i.e., Manville specification 4 GLC)
                    over perlite board over rigid foam insulation. Provide 10 year bond.

Building/           Included in Tenant Improvement Allowance.
Sounding &
Thermal Insulation

Roof Drainage       Provide internal PVC roof and overflow drains. Roof drains to connect to below grade storm drain where accessible or daylight at face of curb or building wall in loading areas.
                    Minimum roof slope to be 1/4" per foot.

Sealants            Utilize silicone base sealant at all glazing conditions.
                    Concrete panel joints are to receive polyurethane sealant with 1" polyurethane backer rod. Sealants used in walking surfaces shall be polyurethane type. Colors to be selected by Architect.

Sheet Metal         Provide all sheet metal work for the building, complete;
                    including reglets, and counter flashing for roofing.
                    Materials to be galvanized sheet metal, 24 gauge minimum thickness. Provide (2) stainless steel column cover at main entrance.

Skylights           Provide total of four 8'-0" x 8' 0" acrylic pyramid dome
                    skylights by Bristol Fiberlite Industries. AL-CM dual glazed, curb mounted type. All additional skylights included within the Tenant Improvement Allowance.

Entry Awning        Provide one (1) pre-finished aluminum entrance awning at
                    secondary entry (freeway side).

DIVISION 8 DOORS AND WINDOWS

Interior Doors      Included in Tenant Improvement Allowance.

Main Entrance       Provide 72 l.f. of "Herculite" storefront system including
Storefront/Doors    four pair 3'-0" x 8'-10" x 1/2" doors.

Second         Provide a total of (6) single & (2) pair - 3' - 0" x 8' x 10"
Entrance       x 1-3/4" narrow stile aluminum glass doors. Frame finish to be
Doors          as specified in "Aluminum Framing" below.

Steel Roll-up  See entrance doors above.
Doors

Hollow Metal   None Provided
Doors

Hardware Hardware for exterior doors included in shell building. All hardware for interior doors, security, etc. included in Tenant Improvement Allowance.

Aluminum All extruded aluminum sections shall be 2" x 4-1/2" off-set flush glazed with captured horizontal and vertical mullions. Framing system. Interior finish to be clear anodized finish. Exterior color finish to be factory applied, oven baked Duranar XL. Color to match existing building. Provide gyp. Bd. Caps where applicable to match existing building.

Glass &        Glass to be provided as follows:
Glazing
               CurtainWall Glass above Entries; 1/4" High Performance Silver
               Window Wall Glass; 1/4" High Performance Green
               Lobby/Secondary Entry Glass: 1/2" clear "Herculite" system

               Note: Provide laminated glazing along north, south and east (freeway) elevations as apart of shell building. West elevation and secondary entry is single-glazed.

DIVISION 9 FINISHES

Carpeting      Included in Tenant Improvement Allowance.

Vinyl Flooring/
ESD            Included in Tenant Improvement Allowance.

Ceramic Tile   Included in Tenant Improvement Allowance.

Stone Veneer   Provide "Arizona Flagstone" stone veneer at main entrance
Insets         pilasters to match Existing building. Provide slate insets in hardscape at main entrance and driveway.

Painting Provide elastomeric paint on all portions of exterior concrete walls as indicated on the drawings; enamel paint on exterior steel surfaces, metal doors and frames to receive paint; Primer + costs at exterior. Color to match existing building. All interior painting included in Tenant Improvement Allowance.

Meta Framing   Steel studs shall be 16, 20 and 25 gauge as indicated on
& Furring      drawings or required. Drywall fuming channels shall be 25 gauge
               "hat" sections. Backing plates shall be 1/8" steel of proper size to accommodate fastenings and shall be welded to 20 gauge steel studs. See drawings for specific size and locations.

               All restrooms, shafts and lobby core improvements included in Tenant Improvement Allowance.

Gypsum &       Provide gypsum wallboard at designated locations shown. Board
Drywall        thickness to be 1/2" at vertical and 1/2" at horizontal surface applications. In areas requiring fire ratings, wall board shall be 5/8" "Type X". In areas subject to moisture, use water resistant (WR) gypsum board.

               Elevator shaft, pump room and electrical/tel. Rooms included in shell building. Stair and mechanical shafts/enclosures included in Tenant Improvement Allowance.

Exterior       Exterior soffits at main and secondary entrances to be
Soffits        constructed of pre-finished aluminum panels (see Division 7
               "Awnings")

Acoustical     Included in Tenant Improvement Allowance.
Ceilings


DIVISION 10 SPECIALTIES

Toilet         Included in Tenant Improvement Allowance.
Accessories

Toilet         Included in Tenant Improvement Allowance.
Partitions

Computer
Raised         Provided by Tenant
Flooring

Interior
Signage        Provided by Tenant

Exterior
Signage        Provide allowance of $20,000 for monument sign and lighting.

Fire           Provide as required by code for shell building. All others
Extinguishers  included in Tenant Improvement Allowance.


DIVISION 11 EQUIPMENT

Kitchen        All kitchen equipment and related food preparation appliances
Equipment      required to be provided by the Tenant.

Athletic       All athletic and recreational equipment to be provided by the
Equipment      Tenant

Projection        Included in Tenant Improvement Allowance.
Screens

Playground        (If any) Provided by Tenant.


DIVISION 12 FURNISHINGS

Window            Included in Tenant Improvement Allowance.
Coverings

Furnishings       All lab work stations, desks, tables, chairs, whiteboards, etc. and all other F, F & E to be provided by the Tenant.


DIVISION 13 SPECIAL CONSTRUCTION

                  Not Applicable



DIVISION 14 CONVEYING SYSTEMS

Elevators         Provide total of one (1) 2500 lb. capacity, 2-stop hydraulic passenger elevator located in main lobby, complete with standard cab finishes. Upgraded cab finishes included in Tenant Improvement Allowance.


DIVISION 15 MECHANICAL

Shell Plumbing    Provide water stubbed to within five (5) feet of building and one sewer lateral extending below entire length of building slab as a part of the Shell building.

T.I. Plumbing     Included in Tenant Improvement Allowance.

Fire Protection   Provide on-site hydrants as required by local fire
System            jurisdiction. Entire building to be fully Fire Sprinklered to density of .15 over the most remote 1,500 s.f. of office area.

Gas Service       Provide gas service stub to building.

Heating,          Entire HVAC system for building and data center included
Ventilating &     within the Tenant Improvement Allowance. The mechanical
Air Conditioning  system proposed is a rooftop package VAV system complete with ducted supply and return air plenum for the entire office
                  Area. The Data Center will be conditioned via a split system by "Data-Air", "Leibert" or equivalent.

DIVISION 16 ELECTRICAL

Main Service      Main service to each building to be 277/480 volt, 3 phase 4 wire (2500A) including underground pull and meter section located within an electric room as a part of the Shell Building.

Cable Trays       Cable Trays for date and communication routing to be included within the Tenant Improvement Allowance.

Telephone &       All telephone and data communication cabling to be provided
Data Comm.        by the Tenant. Two (2) 4" conduit has been installed between buildings.

Installation      All shell electrical work to be in accordance with applicable codes. All necessary outlets, conduit, wiring, trenching and concrete encasing shall be provided as required.

Interior          Included in Tenant Improvement Allowance.
Lighting

UPS System        A UPS system (if required) to be provided by the Tenant or included in the Tenant Improvement Allowance.

Security System   Tenant to provide all necessary devices, conduit, wiring,
                  access door hardware, etc. for installation, operation and monitoring of a security system.

Fire Suppression  Special fire suppression system (i.e., Energen, etc.) to
@Computer Room    be provided by the Tenant.

Exterior          Provide low pressure sodium pole mounted light fixtures on
Lighting          24" diameter concrete bases as required throughout surface parking areas within the SDG&E easement and surrounding the proposed building. Provide bollard-type lighting within parking areas along the south property line adjacent to the residences as needed to provide one foot candle average illumination as required by City ordinance. Bollard lighting to be shielded from residences.


                  Provide uplight/downlight fixtures at walkways and landscape areas adjacent to entries. Provide total of (4) concrete light bollard fixtures at main entrance to match existing.



                         END OF OUTLINE SPECIFICATIONS